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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

             PHOTOGEN APPOINTS DAVID D. SHAW, PH.D. VICE PRESIDENT,
                  CLINICAL RESEARCH AND TECHNOLOGY DEVELOPMENT

KNOXVILLE, TENN., NOV. 30, 1999 -- Photogen Technologies Inc. (NASDAQ: PHGN), developers of non-invasive and minimally invasive diagnostics and therapies, today announced the appointment of David D. Shaw, Ph.D., as the Company's vice president of clinical research and technology development.

At Photogen, Dr. Shaw will be responsible for directing clinical trial programs leading to Food and Drug Administration (FDA) approval of the Company's advanced device and drug technologies. Dr. Shaw's initial efforts will be focused on clinical trials related to the recently announced joint venture with Elan Corporation, plc. The joint venture involves sentinel lymph node mapping, a technique used to determine the degree that a tumor, related to breast, prostate or lung cancer, has spread. The clinical development group will be located in Boston, where Dr. Gerald Wolf, Photogen's medical director, is located.

"With more than 20 years' experience in drug development, specifically in diagnostic imaging and oncology, Dr. Shaw brings a tremendous amount of experience and expertise to our clinical development group," said John Smolik, Photogen president and CEO. "With his strong qualifications, we feel confident that commercialization of our minimally invasive lymphography product will proceed in a professional, timely manner."

"I look forward to being a part of the Company's innovative clinical development group," said Dr. Shaw. "I believe the technologies Photogen is pursuing will eventually improve the way we diagnose and treat cancer that has spread to the lymph nodes."

Dr. Shaw joins Photogen following eight years with the pharmaceutical company Nycomed Amersham Inc., where he was vice president, drug development for Latin America and Canada. Dr. Shaw established and implemented new models of international clinical trial processes and organized clinical sites in Latin America and Canada for inclusion in worldwide clinical development programs.


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Dr. Shaw holds a bachelor's degree in zoology from the University of
Cincinnati, a master's degree in biology from Idaho State University, and a doctorate in medical physiology and biophysics from the University of Nebraska Medical Center.


About Photogen


Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon and other related technologies. The company has discovered new methods for using energy from lasers, x-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy and photoactive agents and to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and worldwide for certain of its proprietary technology. The company has no products or operating revenue at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Hilary Kaye or Joan Murray at Hilary Kaye Associates
(714) 426-0444 (PST)
or jmurray@hkamarcom.com.
Investor Relations Contact: Jonathan Fassberg at The Trout Group
(212) 477-9007 (EST) or
jonathan@troutgroup.com.

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